UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 15, 2006
Homestore, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26659 (Commission File Number)	95-4438337 (IRS Employer Identification No.)
30700 Russell Ranch Road
Westlake Village, California 91362
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (805) 557-2300

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
As reported on February 3, 2005 on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”), on February 2, 2005, Homestore, Inc. (the “Company”), Move Sales, Inc., a wholly owned subsidiary of the Company that was then known as Homestore Sales Company, Inc., and NRT Incorporated (“NRT”), entered into a Master Distribution Agreement (the “Agreement”) pursuant to which NRT agreed to purchase certain of the Company’s products and services offered through the Company’s website Realtor.com, and the Company agreed to enhance on Realtor.com all of NRT’s residential listings, as well as to provide NRT with featured home and featured company products on Realtor.com. On March 15, 2006, the parties entered into an amendment to the Agreement pursuant to which, among other things, effective as of April 1, 2006: (i) the Company is no longer required to provide its customized banner advertisement products to NRT under the Agreement, (ii) the term of the agreement is amended such that it shall terminate on March 31, 2008, (iii) NRT is required to pay the Company an aggregate of at least $24.7 million over the remaining two year term of the Agreement, with NRT’s annual payments to the Company increasing year over year, and (iv) the Company will share with NRT a certain percentage of the Company’s net revenue derived from sales of the Company’s products to NRT agents at special NRT sponsored and coordinated events.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMESTORE, INC.
Date: March 21, 2006	By:	/s/ Michael R. Douglas
Michael R. Douglas
Executive Vice President and General Counsel